Exhibit 99.1

Press Release

KIRBY CORPORATION

FOR IMMEDIATE RELEASE

Kirby Corporation Appoints Rocky B. Dewbre to Board of Directors

Enters into Cooperation Agreement with JCP Investment Management, LLC

HOUSTON – February 3, 2023 – Kirby Corporation (NYSE: KEX) (“Kirby” or “the Company”) today announced the appointment of Rocky B. Dewbre as a new independent member of the Company’s Board, effective immediately, pursuant to a cooperation agreement with Kirby shareholder JCP Investment Management, LLC (“JCP”). Following the appointment of Mr. Dewbre, the Kirby Board of Directors will expand to eleven directors, nine of whom are independent.

“We welcome Rocky to the Kirby Board of Directors,” said Joseph H. Pyne, Chairman of the Kirby Board of Directors. “Rocky brings additive expertise given his leadership and board service across sectors. With bright prospects for continued growth, Kirby is well positioned to grow profitably while providing high quality service and products.”

“Kirby has unique assets and capabilities that position the Company for long-term growth, and I am excited to join the Board at such an important time. I look forward to working with my fellow directors and the management team to continue driving shareholder value,” said Rocky B. Dewbre.

James C. Pappas, managing member of JCP, commented, “We appreciate the constructive dialogue we have had with Kirby’s Board and management team, and are impressed by the leadership position Kirby has built as a premier tank barge operator in the U.S. and as a distributor and service provider to industrial markets. We believe Rocky will be a strong addition to the Board and are excited about Kirby’s strong growth prospects and opportunities to deliver shareholder value, as well as the recent and continued share repurchases the Board has outlined.”

As part of the agreement JCP has agreed to customary standstill, voting and other provisions. The full agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report being filed today on Form 8-K.

Morgan Stanley & Co. LLC is serving as Kirby’s strategic financial advisor, and Cravath, Swaine & Moore LLP is serving as legal counsel.

About Rocky B. Dewbre

Since 2020, Mr. Dewbre has served as President and COO of Mansfield Service Partners, a motor fuels and lubricants distributor. From 2019 to 2021, Mr. Dewbre served on the board of directors and as a member of the audit and compensation committees of Core-Mark Holding Company, a grocery distribution company, until it was acquired by Performance Food Group Company in 2021. From 2017 to 2019, Mr. Dewbre served as CEO of Empire Petroleum Partners, LLC, a motor fuels distributor. From 2016 to 2017, Mr. Dewbre served on the board of directors and as a member of the audit committee for CST Brands, Inc., a convenience retailer, until the sale of the company to Alimentation Couche-Tard. From 2013 to 2014, Mr. Dewbre served as Chief Executive Officer of Susser Petroleum Partners, LP, a distributor of motor fuels, until it was acquired by Energy Transfer Partners in 2014. Prior to becoming CEO, Mr. Dewbre served in various leadership roles within Susser Petroleum Partners, LP from 1992 to 2013, including President and COO of two different operating divisions and Chief Financial Officer. From 1988 to 1992, Mr. Dewbre was an auditor and consultant with Deloitte & Touche, LLP.

Mr. Dewbre holds a bachelor’s degree in Accounting and Management Information Systems from Texas Tech University, and a master’s degree in Business Administration from the University of Texas at Austin. He is a registered Certified Public Accountant in Texas.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including, but not limited to, statements regarding the future, business plans and other statements that are not historical in nature are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. Maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions or dispositions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements, except as required by law. A list of additional risk factors can be found in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Kirby's subsequent filings on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.